Exhibit 99.2

INSTRUMENT OF TRANSFER

MOOCON EDUCATION LIMITED

I, Han Shaoyun

of Room 301, Unit 1, Building 1, Yard 1, Chenghui Road, Chaoyang District, Beijing, China

in consideration of the Sum of Nil

paid to us by Sun Ying

of Room 1809, GTC Residence Beijing NO.36 North Third Ring Road East, Dongcheng District,

Beijing, China

(hereinafter called"the said Transferee") do hereby transfer to the said Transferee the 1 share numbered 1-1 standing in my name in the Register of Moocon Education Limited to hold unto the said transferee her Executors, Administrators or Assigns, subject to the several conditions upon which my hold the same at the time of execution hereof. And I the said Transferee do hereby agree to take the said share subject to the same conditions.

Witness to our hands the                30th October 2023

Witness to the signature(s) of the Transferor

Signature /s/ Zhao Ying

Name Zhao Ying

Address	/s/ Han Shaoyun
6F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing, China	Han Shaoyun (Transferor)

Witness to the signature(s) of the Transferee

/s/ Sun Ying
Sun Ying (Transferee)